Exhibit 99.1

SUNSTONE HOTEL INVESTORS COMPLETES $850 MILLION AMENDED AND RESTATED CREDIT AGREEMENT

Extends Maturities to 2027 and 2028, Increases Term Loan Borrowing Capacity, and Results in a Fully Undrawn Revolving Credit Facility

IRVINE, CA – July 27, 2022 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the lodging industry, announced today that it has entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) which expands the Company’s unsecured borrowing capacity and extends the maturity of the in-place loans. The Amended Credit Agreement continues to provide for a $500 million revolving credit facility and increases the aggregate amount of the Company’s two term loan facilities from $108 million to $350 million. The facilities will bear interest pursuant to a leverage-based pricing grid ranging from 1.35% to 2.25% over the applicable adjusted term SOFR. The $500 million revolving credit facility has two six-month extension options, which would result in an extended maturity of July 2027. The two term loan facilities each have a balance of $175 million and mature in July 2027 and January 2028. The Company utilized proceeds received from the incremental borrowing on the term loans to fully repay the $230 million that was outstanding on its revolving credit facility.

"We are pleased to announce this amendment to our credit agreement that further enhances our balance sheet flexibility, extends our maturities, and more prudently utilizes our debt capacity," commented Aaron Reyes, Chief Financial Officer. "We appreciate the support and partnership from our existing and new banking relationships, as their lending commitments to our expanded credit facilities demonstrate their confidence in our balance sheet and corporate strategy."

The Company's $850 million unsecured credit facilities are led jointly by Wells Fargo Securities, LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, U.S. Bank National Association, Truist Securities, Inc., and The Huntington National Bank. Wells Fargo Bank, National Association serves as the Administrative Agent. Bank of America, N.A. and JPMorgan Chase Bank, N.A. serve as the Syndication Agents, PNC Bank, National Association, U.S. Bank National Association, Truist Bank, and The Huntington National Bank are the Documentation Agents, and J.P. Morgan Securities LLC serves as the Sustainability Agent.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”). Sunstone’s strategy is to create long-term stakeholder value through the acquisition, active ownership, and disposition of hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com.